UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12B-25
SEC  FILE  NUMBER
000-28947
CUSIP  NUMBER
846241  10  7
                           NOTIFICATION OF LATE FILING
(Check  One):

[  X  ]Form  10-K[    ]Form  20-F[    ]Form  11-K[    ]Form  10-Q
[    ]Form  N-SAR

For  Period  Ended:  December  31,  2003
                     -------------------

[  ]  Transition  Report  on  Form  10-K
[  ]  Transition  Report  on  Form  20-F
[  ]  Transition  Report  on  Form  11-K
[  ]  Transition  Report  on  Form  10-Q
[  ]  Transition  Report  on  Form  N-SAR
For  the  Transition  Period  Ended:  N/A
                                      ---
Read Instruction (on back page) Before Preparing Form. Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HERIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
--------------------------------------------------------------------------------

PART  I  --  REGISTRANT  INFORMATION

SpaceDev, Inc.
---------------
Full  Name  of  Registrant

N/A
----
Former  Name  if  Applicable

13855  Stowe Drive
-------------------
Address  of  Principal  Executive  Office  (Street  and  Number)

Poway,  CA   92064
------------------
City,  State  and  Zip  Code

PART  II  --  RULES  12B-25(B)  AND  (C)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
     |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  Form  20-F,  Form 11-K or Form  N-SAR,  or portion
[X]  |         thereof  will  be  filed  on or  before  the  15th  calendar  day
     |         following  the  prescribed  due date;  or the  subject  quarterly
     |         report or transition report on Form 10-Q, or portion thereof will
     |         be filed on or  before  the  fifth  calendar  day  following  the
     |         prescribed  due  date;  and
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c)  has  been  attached  if  applicable.

PART  III  --  NARRATIVE

The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2003, could not be filed within the prescribed time period because certain financial and other information necessary for an accurate and full completion of the Registrant's Annual Report on Form 10-KSB could not be provided within the prescribed time period without unreasonable effort or expense.

PART  IV--  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                    Richard B. Slansky     (858)     375-2030
                    ------------------     -----     --------
                  (Name)     (Area Code)     (Telephone Number)

(2) Have all other periodic reports reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s)
[ X ]Yes  [    ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[    ]Yes  [ X ]No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 SpaceDev, Inc.
                                 --------------
                  (Name of Registrant as Specified in Charter) has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March  29,  2004   By:  Richard  B.  Slansky
       ----------------   ----------------------

INSTRUCTION: The form may be signed by an executive officer of the registrant of by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (orther than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
INTERNATIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).